Calculation of Filing Fee Tables
S-3
Air Products & Chemicals, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.250% Notes due 2032	457(r)	569,600,000		$ 567,669,056.00	0.0001531	$ 86,910.14
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 567,669,056.00		$ 86,910.14
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 86,910.14
Offering Note
[1]	The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering The filing fee is calculated and is being paid pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, based on the maximum aggregate offering price of the 3.250% Notes due 2032 (the "2032 Notes"). The maximum aggregate offering price is calculated based on the public offering price of 99.661% of the principal amount of the 2032 Notes. The amount registered, maximum aggregate offering price and registration fee have been calculated by converting the amount registered from Euros to U.S. Dollars based upon the Euro to U.S. Dollar exchange rate at 9:00 a.m. (London time) on June 10, 2025 of Euro1.00 = $1.13920.